Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666
PHILIP MORRIS INTERNATIONAL INC. HOSTS INVESTOR DAY;
REVISES FOR CURRENCY, AND NARROWS, 2016 FULL-YEAR REPORTED DILUTED EPS FORECAST

NEW YORK, September 29, 2016 -- Philip Morris International Inc.’s (NYSE/Euronext Paris: PM) senior management reviews the company’s business outlook and long-term growth strategies at a two-day investor meeting starting today at its Operations Center in Lausanne, Switzerland.

“The core components of our business model hold great promise for our shareholders and our broader stakeholder base. We will continue to lead the combustible product category, leveraging the great strengths of our existing business to deliver against our current growth algorithm,” said André Calantzopoulos, Chief Executive Officer.
“We aim to become the undisputed leader of the Reduced-Risk Product category with the highly ambitious objective of having RRPs ultimately replace combustible products to the benefit of adult smokers, society and our company.”
“We are very well positioned to deliver against these two fundamental strategic engines given our innovation pipeline, commercial, regulatory and fiscal capabilities, manufacturing footprint and, above all, our organizational readiness and commitment.”

Webcast Details
Presentations and Q&A sessions will be webcast live both days at www.pmi.com/2016InvestorDay in a listen-only mode beginning on Thursday, September 29, 2016, at approximately 9:00 a.m. CET and concluding at approximately 5:30 p.m. CET that day. The webcast will resume on September 30, 2016, at approximately 10:10 a.m. CET and conclude at approximately 12:00 noon CET. A copy of the remarks and slides will be made available at the start of each presentation at www.pmi.com/2016InvestorDay. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp. An archive of the webcast will be available until Friday, October 28, 2016.

2016 Full-Year Forecast

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PMI revises for currency only, and narrows, its 2016 full-year reported diluted EPS forecast to a range of $4.53 to $4.58, at prevailing exchange rates, versus $4.42 in 2015. Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.35 for the full-year 2016, the diluted EPS range represents a projected increase of approximately 10.5% to 11.5% versus adjusted diluted EPS of $4.42 in 2015.

•	This forecast does not include any share repurchases in 2016.

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The adjusted diluted EPS of $4.42 in 2015 is calculated as reported diluted EPS of $4.42, plus a $0.03 per share charge related to asset impairment and exit costs, less a $0.03 per share benefit related to discrete tax items.

Exhibit 99.1

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This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section at the end of this release represent continuing risks to these projections.

Highlights
Presentations will be made by: André Calantzopoulos, Chief Executive Officer; Werner Barth, Senior Vice President, Marketing & Sales; Manuel Peitsch, Chief Scientific Officer, Reduced-Risk Products; Miroslaw Zielinski, President, Reduced-Risk Products; Frederic de Wilde, President, European Union Region; Drago Azinovic, President, Eastern Europe, Middle East & Africa Region and PMI Duty Free; Martin King, President Asia Region; Jeanne Pollès, President, Latin America & Canada Region; and Jacek Olczak, Chief Financial Officer.

Volume:

•	For the full-year 2016, PMI forecasts a total cigarette industry volume decline of 2.0%-2.5%, excluding China and the U.S.; and

•	For the full-year 2016, PMI anticipates its cigarette shipment volume, excluding China and the U.S., to decline in line with its August year-to-date decline of 3.9%.

Net Revenues, Operating Companies Income (“OCI”), EPS and Other Financial Measures:

•	PMI expects its currency-neutral adjusted diluted EPS in the third quarter of 2016 to be flat to slightly up versus the third quarter of 2015;

•	PMI continues to anticipate significant currency-neutral adjusted diluted EPS growth in the fourth quarter of 2016;

•	PMI continues to anticipate a full-year 2016 pricing variance of around 6% of 2015 net revenues;

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Until 2018, PMI continues to target net revenues and adjusted OCI growth, excluding currency and acquisitions, of 4%-6% and 6%-8%, respectively, and, in the absence of share repurchases, annual currency-neutral EPS growth modestly above its target OCI results;

•	For the full-year 2016, PMI expects its total cost base, including RRPs, to increase by approximately 1%, excluding currency;

•	Going forward, PMI expects its total cost base, including incremental costs related to the continued roll-out of RRPs, to increase by approximately 1%-3%, excluding currency;

•	For the full-year 2016, PMI expects to exceed its annual adjusted OCI growth target of 6%-8%, excluding currency;

•	PMI envisages being able to revisit its currency-neutral net revenue and adjusted OCI growth targets once, as anticipated, RRPs become accretive to its bottom line in 2018;

•	PMI targets Regional annual average adjusted OCI growth, excluding currency and RRPs, over the mid to long-term of:

◦	Mid single-digit in the EU;

◦	Low double-digits in EEMA;

◦	High single-digit in Asia; and

◦	High single-digit in Latin America & Canada;

Exhibit 99.1

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To accelerate its RRP capacity, PMI increases its full-year 2016 anticipated capital expenditures by an $100 million to $1.2 billion and anticipates cigarette-related capital expenditures to be at levels generally offset by depreciation;

•	Reflecting further incremental investment behind RRP capacity, PMI anticipates capital expenditures of approximately $1.5 billion in 2017; and

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PMI expects its free cash flow in 2016 to be modestly above the $6.9 billion level of 2015, calculated as net cash provided by operating activities of $7.9 billion less capital expenditures of $1.0 billion.

Reduced-Risk Products:

•	PMI continues to expect RRPs to approach break-even OCI in 2017 and to start contributing positively to OCI in 2018;

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PMI reconfirms its target of 30 to 50 billion units in incremental volume from RRPs, net of switching of its existing adult consumers, which would generate additional OCI of $0.7 billion to $1.2 billion by 2020; and indicates its increasing confidence in reaching the upper end of this range;

•	PMI announces that it is expanding its planned annual RRP production capacity to 50 billion units, up 20 billion units from its initial planned capacity of 30 billion units, by the end of 2017;

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PMI anticipates having approximately 7 billion units of heated tobacco stick capacity available for commercialization in 2016 and reaching installed annual capacity of approximately 15 billion units by the end of the year;

•	PMI announces that the estimated national market share of HeatSticks in Japan reached 3.3% August quarter-to-date;

•	PMI confirms its plans to introduce iQOS into key cities in 20 markets by the end of 2016, and announces its expectation to be present in key cities in 30-35 markets by the end of 2017;

•	PMI remains on track to file with the U.S. FDA its Modified Risk Tobacco Product Application by the end of 2016 and plans to file a Premarket Tobacco Application in early 2017;

•	PMI is preparing to conduct a city test of its Platform 2 RRP in early 2017 and remains on track to conduct a city test of its Platform 3 RRP in the second half of 2017;

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PMI announces the release of its first “next-generation” Platform 4 RRP, which leverages new proprietary vaporization technology (“MESH”), and its plan to conduct a city test in the United Kingdom at the end of 2016; and

•	PMI introduces its new RRP product brand architecture, leveraging the leadership of iQOS to encompass all four RRP product platforms.

Key Terms
References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI tax-paid estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business. National market share for HeatSticks in Japan is defined as the total sales volume for HeatSticks as a percentage of the total estimated sales volume for cigarettes and HeatSticks. "EEMA" is defined as Eastern Europe, Middle East and Africa and includes PMI's international duty free business. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI,” is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net. PMI's management evaluates business segment performance and

Exhibit 99.1

allocates resources based on OCI. Management also reviews OCI, OCI margins and earnings per share, or “EPS,” on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), as well as free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation, nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. PMI’s RRPs are in various stages of development and commercialization, and we are conducting extensive and rigorous scientific studies to determine whether we can support claims for such products of reduced exposure to harmful and potentially harmful constituents in smoke, and ultimately claims of reduced disease risk, when compared to smoking cigarettes. Before making any such claims, we will rigorously evaluate the full set of data from the relevant scientific studies to determine whether they substantiate reduced exposure or risk. Any such claims may also be subject to government review and authorization, as is the case in the United States today. Trademarks and service marks in this press release that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2016. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
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About Philip Morris International Inc. (“PMI”)
PMI is the world’s leading international tobacco company, with six of the world's top 15 international brands and products sold in more than 180 markets.  In addition to the manufacture and sale of cigarettes, including Marlboro, the number one global cigarette brand, and other tobacco products, PMI is engaged in the development and commercialization of Reduced-Risk Products (“RRPs”).  RRPs is the term PMI uses to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities, and industry-leading scientific substantiation, PMI aims to provide an RRP portfolio that meets a broad spectrum of adult smoker preferences and rigorous regulatory requirements.  For more information, see www.pmi.com and www.pmiscience.com.